Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in Registration Statements on Form S-8 No. 333-264252 of our report dated March 10, 2023, of NewHydrogen, Inc. relating to the audit of the consolidated financial statements as of December 31, 2022 and 2021, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

Houston, TX

March 10, 2023